Exhibit 99.1

EVgo and Cadillac Join to Offer 2023 LYRIQ Customers Two Years of

Unlimited Charging on EVgo Network

New agreement builds on EVgo and General Motors’ collaboration to accelerate transportation electrification and expand fast-charging infrastructure

LOS ANGELES – May 16, 2022 – EVgo Inc. (NASDAQ: EVGO), the nation’s largest public fast charging network for electric vehicles (EVs) and first powered by 100% renewable electricity, and Cadillac, the first General Motors (GM) brand with plans to go all-electric, today announced a new commercial agreement to offer drivers of the 2023 Cadillac LYRIQ the option of two years of unlimited* public fast charging on EVgo’s network. Cadillac worked with EVgo to develop the special charging offer as part of its efforts to make the experience of owning an EV easier.

“With the launch of LYRIQ, Cadillac is ushering in a new, all-electric era of luxury transportation,” said Global Cadillac Vice President Rory Harvey. “By collaborating with EVgo to deliver an unlimited charging offer to our drivers, we are making it easier for our customers to take advantage of convenient charging solutions, expanding access to public charging, and helping drivers navigate the transition to electric in style.”

With this new agreement, Cadillac is offering eligible LYRIQ drivers the choice of 2 years of unlimited charging on EVgo’s network or a home charger installation credit. Cadillac is the latest leading luxury brand to join with EVgo to expand access to charging infrastructure for customers, further positioning the company as a network-of-choice for EV charging and leader in transportation electrification. EVgo’s growing charging network being powered by 100% renewable energy additionally punctuates Cadillac’s commitment to sustainability, while meaningfully adding to the EV experience for environmentally-conscious drivers.

“An exciting new car like the LYRIQ merits an exciting new charging offer like this one made possible by Cadillac working together with EVgo,” said Cathy Zoi, CEO of EVgo. “Cadillac is demonstrating how to be ahead of the curve by treating charging as a cornerstone of the EV buying experience from the onset. We’re thrilled to serve as a go-to charging destination for LYRIQ drivers and continue delivering reliable, world-class experiences that automakers need to make available to their customers.”

The engagement with Cadillac builds on the broader collaboration between EVgo and GM, which includes plans to build 3,250 high-powered DC fast charging stalls through 2025. The joint program will further accelerate widespread EV adoption and increase public access to charging in both current and future U.S. markets. Today, EVgo’s public charging network can charge all types of EVs in convenient locations that fit into people’s everyday lives, including grocery stores, shopping malls, retail locations and more. The company’s collaborations with renowned brands across automotive, rideshare, retail, fleet, and other industries have powered more than 325 million electric miles to date.

For more information around the locations of fast charger’s within EVgo’s charging network, visit www.evgo.com.

*Limitations apply. Full details, including terms and conditions for this offer will be announced at a later date. Check Cadillac.com for more information.

About EVgo

EVgo (Nasdaq: EVGO) is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. As of the end of the first quarter 2022, with more than 850 charging locations, EVgo’s owned and operated charging network serves over 60 metropolitan areas across more than 30 states and approximately 375,000 customer accounts. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

Media Contacts

For Investors:

Ted Brooks, VP of Investor Relations

investors@evgo.com

310-954-2943

For Media:

press@evgo.com